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            [LETTERHEAD OF LANDAUER ASSOCIATES, INC. APPEARS HERE]

                                                                   EXHIBIT 23.7

December 2, 1997

Boston Properties, Inc.
8 Arlington Street
Boston, Massachusetts 02116

Attention: David R. Barrett, Senior Vice President

Dear Mr. Barrett:

  In connection with the second public offering of common stock by Boston Properties, Inc., we hereby consent to the use of our name in the Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission as the source of the information we have provided to you and to the incorporation by reference of this consent in any abbreviated registration statement in connection with the Company's Common Stock pursuant to Rule 462(b) under the Securities Act.

Sincerely,

[Signature appears here]

Geoffrey Baekey
Managing Director